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                                                                       EXHIBIT 5



                               [ARTER & HADDEN LLP Letterhead]



                                       January 25, 2000



To the Addressees on Attachment A

Re:     Validly issued, fully paid and non-assessable Common Stock of eSat, Inc.


Ladies and Gentlemen:

        We have acted as counsel to eSat, Inc. (the "Company") in connection with the sale by certain Selling Shareholders of up to 9,000,000 shares (the "Shares") of the Common Stock, par value $.001 per share, of the Company in a public offering being registered under the Securities Act of 1933 in a registration statement on Form SB-2 (the "Registration Statement"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

        Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares offered by the Selling Shareholders (as defined in the Registration Statement) will be validly issued, fully paid and non-assessable when issued to them.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement.

                                            Sincerely,

                                            Arter & Hadden LLP

                                            /s/ Arter & Hadden LLP